EXHIBIT 99.1

ALLEGHANY CORPORATION

1411 Broadway, 34th Floor

New York, NY 10018

Chris H. Cheesman Joins Alleghany Corporation Board of Directors

NEW YORK, NY, September 21, 2021 - Alleghany Corporation (NYSE: Y) today announced that its Board of Directors has elected Chris H. Cheesman as a new independent director, increasing the size of the Board from eight to nine directors.

Ms. Cheesman is a member of the Board of Directors of American Century Investments’ suite of equity mutual funds. She is an accomplished senior executive with more than 30 years of experience in the global investment management industry and previously served as Senior Vice President & Chief Audit Executive at AllianceBernstein. Ms. Cheesman started her career at Price Waterhouse (now PricewaterhouseCoopers). She holds a B.A. from Hofstra University and is a Certified Public Accountant and Certified Financial Services Auditor.

“Chris is a terrific addition to the Board of Directors and the Alleghany family,” said Jefferson W. Kirby, Chairman of Alleghany Corporation. “She brings extensive expertise in corporate governance, audit, risk management, and regulatory compliance, and we look forward to benefiting from her knowledge and leadership.”

About Alleghany Corporation

Alleghany Corporation creates value by owning and supporting its operating subsidiaries and managing investments, anchored by a core position in property and casualty reinsurance and insurance. Alleghany’s property and casualty subsidiaries include: Transatlantic Holdings, Inc., a leading global reinsurer; RSUI Group, Inc., which underwrites wholesale specialty insurance coverages including property, casualty, professional liability and directors’ and officers’ liability; and CapSpecialty, Inc., an underwriter of commercial property, casualty and surety insurance coverages. Alleghany’s subsidiary Alleghany Capital Corporation owns and supports a diverse portfolio of eight non-financial businesses.

For more information, please contact:

Dale James

Alleghany Corporation

212-508-8116